Exhibit 14.1

Elio Motors, Inc.
Code of Business Conduct and Ethics

A goal of Elio Motors, Inc. (the “Company”) is to promote professional and ethical conduct with respect to its business practices worldwide. This code provides ethical standards to which all of our executive officers, including our principal executive, financial and accounting officers, our directors, our financial managers and all employees (“Covered Persons”) are expected to adhere and promote regarding individual and peer responsibilities, and responsibilities to other employees, the Company, the public and other stakeholders.

The Company regards its business reputation as a paramount value. The Company complies with all applicable domestic and foreign laws and expects all Covered Persons ("you") to do the same.

The Company has adopted this Code not merely to comply with all applicable laws but to ensure the conduct of its business in accordance with the highest standards of integrity.

I. Legal Compliance

The Company requires that you comply with all applicable laws, rules and regulations wherever the Company does business. In this you are expected to use good judgment and common sense and to seek advice if you are uncertain.

If you should become aware of any violation of law by the Company or anyone acting on behalf of the Company, it is your responsibility to report the violation promptly to the Company's chief financial officer or the chief executive officer. Although the Company seeks to address any such matters internally, nothing in this Code should prevent you from reporting any illegal activity to the appropriate legal authority. The Company will not discriminate or retaliate against you if you in good faith report such violation. Further, this Code does not prohibit you from testifying or otherwise participating in any proceeding or investigation that may follow.

II. Conflicts of Interest

You should avoid any position that gives you an interest that conflicts with the Company and any situation where your acting for the Company could be influenced or appear to be influenced by personal or family considerations. In dealing with customers, suppliers, competitors and others, you must act entirely in the Company's interest to the total exclusion of personal advantage. You must notify your immediate superior or the Company’s chief financial officer in writing immediately of any relationship that could involve a conflict of interest. The following are some examples of such relationships:

•	Owning a significant financial interest (one percent or more of a publicly-held company or five percent or more of a privately-held company) in a customer, supplier or competitor of the Company.

•	Any separate, individual relationship with a customer, supplier or competitor of the Company.

•	An immediate family member who is an employee or consultant for a significant customer or supplier, or who is a competitor of the Company.

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•	Selling services or products of another person or firm if the Company offers similar services or products.

•	Conducting the Company’s business with a family member or a business organization that you have or your family has an association with.

•	Accepting gifts with a value in excess of $500 from a customer, supplier, potential supplier or competitor.

•	Association with any business or organization that interferes with your ability to devote sufficient time, attention and efforts to the Company.

•	Supervising, reviewing or influencing the job evaluation or compensation of a member of your immediate family who is employed by the Company.

•	Engaging in any other activity or having any other interest that the Company's Board of Directors has determined to constitute a conflict of interest.

The Company reserves the right to determine whether or not a conflict of interest exists and the right to take any action necessary to remove such a conflict of interest.

III. Accuracy of Records and Public Reports

Accurate information is essential to the Company's ability to meet legal and regulatory requirements. You are responsible for the accuracy of your records and reports; you must honestly and accurately report all business transactions.

All Company books, records and accounts will be maintained in accordance with all applicable regulations and standards and will accurately reflect the true nature of the transactions they record. The financial statements of the Company will conform to generally accepted accounting rules and the Company's accounting policies. No undisclosed or unrecorded account or fund will be established for any purpose. No false or misleading entries will be made in the Company's books or records for any reason, and no disbursement of corporate funds or other corporate property will be made without adequate supporting documentation.

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

IV. Concerns Regarding Accounting or Auditing Matters

If you have concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters, you may confidentially, and anonymously if you wish, submit such concerns or complaints in writing to the Company's chief financial officer or its chief executive officer. See "Reporting and Compliance Procedures." All such concerns and complaints will be forwarded to the Audit Committee of the Board of Directors, unless they are determined on their face to be wholly without merit by the Chairman of the Audit Committee of the Company. In any event, a complete record of all complaints will be provided to the Audit Committee of the Board of Directors each fiscal quarter. Any such concerns or complaints may also be communicated, confidentially and, if you desire, anonymously, directly to the Chairman of the Audit Committee.

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The Audit Committee will evaluate the merits of any concerns or complaints received by it and authorize such follow-up actions, if any, as it deems necessary or appropriate to address the substance of the concern or complaint.

The Company will not discipline, discriminate against or retaliate against you if you report, in good faith, a complaint or concern.

V. Confidential Information

The protection of confidential business information and trade secrets is vital to the interests and the success of the Company. The Company’s procedures, processes and developments are extremely valuable to our continued success and growth. Confidential information includes, but is not limited to, the following kinds of non-public information:

•	Customer needs and preferences

•	Non-public financial information

•	Inside information, or material non-public information

•	Information regarding hiring, compensation, discipline, benefits, or termination of any employee

•	Customers lists

•	Current or possible litigation

•	Pending projects and proposals

•	Research and development strategies

•	Scientific data and prototypes

•	Technological data and prototypes

•	Designs of products and proprietary equipment

•	Pricing strategies

•	Costs

•	Vendors

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If you are unsure if information is confidential, you should assume that it is until you confirm otherwise.

There are times when the Company's confidential or proprietary information may need to be disclosed to outside parties for business reasons.

A non-disclosure agreement, signed by an authorized representative of the third-party, should be obtained prior to any release of information. You can obtain non-disclosure agreements from the Company’s chief financial officer.

You must also abide by any lawful obligations that you have to your former employers. These obligations may include restrictions on the use and disclosure of confidential information, restrictions on the solicitation of former colleagues to work at the Company and non-competition obligations. Any such obligations should be immediately reported to the Company’s chief financial officer.

VI. Public Disclosure

All of the Company's public statements, oral or written, must be released only through proper channels. All such statements must be materially accurate and complete, and not contain any material misrepresentations or omissions.

You should not discuss internal Company matters or disseminate internal Company information outside the Company, except when you have specifically been assigned to do so. All employees have a duty and obligation to maintain confidentiality of non-public information about the Company. Only authorized Company spokespersons may disseminate information outside the Company.

If you are contacted for nonpublic information about the Company, you should decline comment and refer the inquirer to the Company’s chief financial officer.

You are prohibited from posting messages containing Company information in any Internet chat room, message board, news group, or similar forum, even if the posting is to respond to inaccurate information.

Any violation of the Company's policy on public statements and disclosure will result in disciplinary action, up to and including termination and legal action.

VII. Insider Trading

Securities law prohibits you from buying or selling Company securities while aware of material non-public information, and also prohibits you from disclosing material non-public information to a third party if the third party may use the information in the buying or selling of securities.

These prohibitions also apply to material non-public information about the Company’s customers, suppliers, or potential merger, acquisition, or joint venture candidates. In addition, securities transactions made by a family member, either as an individual or as a representative of another organization, are also subject to securities law.

Violation of securities law can result in civil and criminal penalties.

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Insider trading violations can also expose the Company and you to civil and criminal liability.

VIII. Protection and Proper Use of Corporate Assets

You should always strive to protect the Company's assets. Theft, carelessness and waste have a direct impact on the Company's financial performance. You must use the Company's assets and services solely for legitimate business purposes of the Company and not for any personal benefit or the personal benefit of anyone else.

You should advance the Company's legitimate interests when the opportunity to do so arises. You must not take for yourself personal opportunities that are discovered through your position with the Company or the use of property or information of the Company.

IX. Gifts and Gratuities

There may be instances where you are offered or given a gift or gratuity from a third party while working for the Company. Also, there may be situations where you want to give a gift or gratuity to an outside party.

Gifts and gratuities are only acceptable within the following limits:

Accepting Gifts

•	You must report any gift or gratuity received as a result of your employment at the Company to the chief financial officer.

•	Any gifts, awards, or gratuities you do receive may not exceed $500 in value.

Giving Gifts

•	Gifts cannot exceed $500 in value, unless approved by the chief executive officer or chief financial officer.

•	Any gift to be given cannot violate any federal, state, or local law, any generally accepted ethical standards, or the recipient company's internal policies.

•	Meals and entertainment expenses should be reasonable, and only for the purpose of enhancing the business relationship.

•	In addition, gifts to residents of other countries should be consistent with the cultural norms of such countries.

Accepting or giving any gift, award, gratuity, or benefit in violation of this policy may result in disciplinary action, up to and including termination of employment.

This policy is not intended to apply to gifts made by the Company from time to time to charitable organizations with the prior approval of the chief executive officer or the chief financial officer.

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X. Bribery and Kick-Backs

You may not give anything of value to any public official, directly or indirectly, as an inducement to influence any business transaction in violation of law. No bribes of any type may be paid to anyone. If you represent the Company, you must conduct business in an ethical manner. This will avoid any real or perceived violation of our standards or any applicable laws.

XI. Political Contributions

No Company funds or assets may be directly or indirectly used for political contributions or to support political activities, unless specifically approved by the chief executive officer or the chief financial officer. The term "political contributions" includes local, state, or national fundraising events of all kinds, any funds or gifts, and the free or discounted use of property or services that could be used directly or indirectly to support a political candidate, party, committee, or organization anywhere worldwide.

This prohibition is not intended to limit or restrict your own personal political activities.

XII. Outside Activities

The Company encourages your participation in civic, community, or social services. However, you should not do anything that might create the impression that the Company itself participates in or supports these outside activities. You should not use the Company's name to endorse, associate with, or lend support to any business cause, organization, political party, social activity, or any other association or activity without prior approval of the chief executive officer or the chief financial officer.

XIII. Waivers of this Code of Conduct and Ethics

While some of the policies contained in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be possible, but the approval of the chief executive officer or the chief financial officer must be obtained. The chief financial officer will be responsible for maintaining a complete record of all requests for exceptions to any of these policies and the disposition of such requests.

Any waiver of this Code or any change to this Code may be made only by the Board of Directors of the Company and will be publicly disclosed as required by law or NASDAQ rules.

XIV. Reporting and Compliance Procedures

You have the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code. If you believe that any other employee or representative of the Company has engaged in or is engaging in Company-related conduct that violates applicable law or this Code, you must report such information to the chief financial officer or the Chairman of the Audit Committee as described below. You may report such conduct openly or anonymously without fear of retaliation. The Company will not discipline, discriminate against or retaliate against any employee, officer or director who reports such conduct in good faith, whether or not such information is ultimately proven to be correct, or who cooperates in any investigation or inquiry regarding such conduct.

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You may report violations of this Code, on a confidential or anonymous basis, by contacting the Chairman of the Company's Audit Committee by mail. While we prefer that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information, you may remain anonymous if you wish.

Upon receipt of information regarding an alleged violation of this Code, the recipient, as described above, will (a) evaluate such information; (b) if the alleged violation involves an executive officer or a director, inform the Chairman of the Audit Committee of the alleged violation; (c) the Chairman of the Audit Committee will determine whether it is necessary to conduct an information inquiry or a formal investigation and, if so, initiate such an inquiry or investigation; and (d) report the results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, to the chief executive officer for action, or if the alleged violation involves an executive officer or director, report the results of any such inquiry or investigation to the Board of Directors. You are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code.

Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

The Company will determine whether violations of this Code have occurred and, if so, will determine the disciplinary measures to be taken against any person who has violated this Code. In the event that the alleged violation involves an executive officer or director, the Board of Directors or a designated committee of the Board of Directors will determine whether a violation of this Code has occurred and, if so, will determine the disciplinary measures to be taken against such executive officer or director.

Failure to comply with the standards outlined in this Code may result in disciplinary action including, but not limited to, reprimand, warning, probation or suspension without pay, demotion, reduction in salary, discharge and restitution. Certain violations of the Code may require the Company to refer the matter to the appropriate governmental or regulatory authorities for investigation and prosecution. Moreover, any manager who directs or approves of any conduct in violation of this Code, or who has knowledge of such conduct and does not immediately report it, also will be subject to disciplinary action, up to and including discharge.

XV. Amendment

The Company reserves the right to amend, alter or terminate this Code at any time for any reason. The most current version of this Code can be found on the Elio Motors website (www.eliomotors.com). It is the Company's intention to disclose all amendments and waivers to this code on its website.

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ELIO MOTORS, INC.
CERTIFICATION

I, _____________________________________________________, do hereby certify that:
(Print Name Above)

1.	I have received and carefully read the Code of Business Conduct and Ethics.

2.	I understand the Code of Business Conduct and Ethics.

3.	I have complied and will continue to comply with the terms of the Code of Business Conduct and Ethics.

Date: ____________________	Signature: ____________________________________________

THIS FORM MUST BE RETURNED
TO THE
CHIEF FINANCIAL OFFICER

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